CARMAX REPORTS SECOND QUARTER FISCAL 2027 RESULTS
Announces plans to resume share repurchases in Q3 FY ‘27
Company to host Strategic Update on November 3rd

Richmond, Va., September 29, 2026 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2026.

Second Quarter Highlights:(1)

•Total net revenues rose 19.5% to $7.9 billion.

•Combined retail and wholesale unit sales of 387,735, an increase of 14.7%.

•Retail used unit sales increased 13.8% and comparable store used unit sales increased 13.0%; gross profit per retail used unit of $2,105 declined by $111, reflecting the continuation of pricing actions implemented to support an improved sales trend.

•Wholesale units increased 15.9%; gross profit per wholesale unit of $858, a decrease of $135.

•Extended Protection Plans (EPP) margin per retail unit of $623, an increase of $46 per unit.

•Bought 310,107 vehicles from consumers and dealers, an increase of 5.9%.

•SG&A expenses increased 4.6% to $628.6 million, while leveraging robustly by $157, or 8.8%, per total unit. Ongoing cost reduction efforts were offset as we annualized over materially reduced incentive-based compensation and by variable costs tied to strong unit growth.

•CarMax Auto Finance (CAF) income increased 32.1% to $135.6 million. In regard to the continued execution of our full spectrum growth strategy, CAF financed 22% of Tier 2 volume versus 10% a year ago and was the largest lender in this space.

•Net earnings per diluted share of $1.16 versus $0.64 a year ago, an increase of 81.3%.

•Plan to resume share repurchases in the third fiscal quarter of this year.

•CarMax will host a virtual Strategic Update on November 3rd at 8:00 a.m. ET where we will provide details on our strategy for growth, key initiatives and milestones.

(1) Comparisons to the prior year’s second quarter unless otherwise stated.

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CarMax, Inc.

CEO Commentary:
“Our strong second quarter results reflect solid execution and early progress against Shift into GEAR, our four-pillar strategy to strengthen CarMax’s core business and return the company to sustained growth,”said Keith Barr, President and Chief Executive Officer. “We delivered 81% EPS growth as we strengthened our price competitiveness, increased Extended Protection Plan margins, expanded CAF’s share of Tier 2 originations, continued to enhance our digital experience, and drove material SG&A leverage. I am confident in our ability to build on this early momentum. We have a clear strategy, a solid foundation, and an exceptional team accelerating our progress to create long-term value for our shareholders.”

Strategy for Growth:
Last quarter, we introduced our strategy for growth, which we have named Shift into GEAR. The strategy is built around four pillars designed to place the customer at the center of everything we do with the objective of driving sustainable growth and strong operating performance over time:

1.Great Offering - give customers every reason to choose CarMax
•Price competitively across demand cycles while growing saleable inventory and providing customers faster access to our vehicles

2.Easy Experience - make it easy to do business with us, both online and in our stores
•Better connect digital capabilities with in-store experiences to improve conversion and customer satisfaction

3.Add Value - grow profitability by maximizing value across all aspects of our business
•Grow long-term profitability across our CAF and EPP businesses

4.Run Lean - unlock efficiencies to enable a great offering
•Lower reconditioning costs through technology and operational efficiency while continuing to deliver the high-quality vehicles customers expect from CarMax, enhance our logistics network, and continue to reduce SG&A

CarMax will host a Strategic Update virtually on November 3rd where details about our strategy for growth, key initiatives and milestones will be provided. Registration details will be available in the days ahead.

Second Quarter Business Performance Review:

Sales. Total net revenues rose 19.5% to $7.9 billion compared to the prior year’s second quarter.

Combined retail and wholesale used vehicle unit sales were 387,735, an increase of 14.7% from the prior year’s second quarter.

Total retail used vehicle unit sales increased 13.8% to 227,391 compared to the prior year’s second quarter. Comparable store used unit sales increased 13.0% from the prior second quarter. Total retail used vehicle revenues increased 19.7% compared with the prior year’s second quarter, driven by the increase in retail used units sold and an increase in average retail selling price of approximately $1,600 per unit or 6.3%.

Total wholesale vehicle unit sales increased 15.9% to 160,344 versus the prior year’s second quarter. Total wholesale revenues increased 18.2% compared with the prior year’s second quarter due to an increase in wholesale units and an increase in average wholesale selling price of $145 per unit or 1.8%.

We bought 310,107 vehicles from consumers and dealers, up 5.9% compared to last year’s second quarter. Of these vehicles, 262,570 were bought from consumers, flat compared to last year’s second quarter, and 47,537 were bought through dealers, an increase of 53.7%.
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Other sales and revenues increased by 19.5%, or $34.0 million, compared with the second quarter of fiscal 2026, primarily reflecting an increase in EPP revenues.

Our digital capabilities supported 81% of retail unit sales. Omni sales(2) were 68% and online retail sales(3) accounted for 13% of retail unit sales.

Gross Profit. Total gross profit was $799.5 million, up 11.4% versus last year’s second quarter. Retail used vehicle gross profit increased 8.1% driven by higher volume and partially offset by lower profit per used unit of $2,105. Retail gross profit per unit decreased $111 from last year’s second quarter, reflecting the continuation of pricing actions to support an improved sales trend.

Wholesale vehicle margin of $137.6 million was flat to a year ago with higher volume offset by lower gross profit per unit of $858, down $135 per unit.

Other gross profit was $183.3 million, an increase of 33.1% from last year’s second quarter. EPP margin dollars were up $26.5 million driven by growth in both unit volume and unit margins, up $46 per unit in the second quarter. Service margin increased by $22.0 million, driven primarily by efficiency gains in cost of sales and leverage from unit volume growth.

SG&A. Compared with the second quarter of fiscal 2026, SG&A expenses increased 4.6% to $628.6 million, while SG&A per total unit improved by $157, or 8.8%, to $1,621. Ongoing cost reduction efforts were offset as we annualized over materially reduced incentive-based compensation and by variable costs tied to strong unit growth. This increase was partially offset by savings from actions taken to reduce field and corporate payroll as part of our targeted SG&A reductions. We remain on track to achieve targeted SG&A reductions of $200 million in exit rate savings by the end of fiscal 2027.

CarMax Auto Finance.(4) CAF income was $135.6 million, up 32.1% from the prior year’s second quarter, driven by a decrease of $28.8 million in the loan loss provision to $113.4 million. During the second quarter of the prior year, we recorded additional provision due to the worsening performance of older vintages at that time, whereas performance this year has been in line with expectations. This was partially offset by provisioning related to Tier 2 originations in the quarter from our full credit spectrum expansion. Additionally, CAF income benefited from a $16.6 million gain on sale of auto loans recorded during the quarter and a $6.1 million increase in servicing fees year-over-year. This was partially offset by impacts from a $1.2 billion year-over-year reduction in outstanding receivables related to the combination of selling the residual interest in two non-prime securitizations and from lower sales during fiscal 2026.

As of August 31, 2026, the allowance for loan losses of $497.3 million was 3.07% of auto loans held for investment, up from 2.95% as of May 31, 2026.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.6% of average auto loans outstanding, consistent with the prior year’s second quarter. After the effect of 3-day payoffs, CAF financed 40.9% of units sold in the current quarter, down from 42.6% in the prior year’s second quarter. Additionally, CAF financed 22% of Tier 2 volume and was the largest lender in this space, reflecting continued execution of our full spectrum growth strategy. CAF’s weighted average contract rate was 11.8% in the quarter, up 60 basis points from last year’s second quarter.

Share Repurchase Activity. Given our second quarter performance, continued momentum, and improving leverage, we intend to resume share repurchases at a modest level in the third quarter of this fiscal year. During the second quarter of fiscal 2027, we did not repurchase any shares of common stock pursuant to our share repurchase program. As of August 31, 2026, we had $1.31 billion remaining available for repurchase under the outstanding authorization.

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The timing and amount of our share repurchases are at the discretion of management and will depend upon market conditions, our leverage, and our capital needs, among other factors. Our share repurchase program may be modified, suspended or terminated at any time at the discretion of our board of directors.

Other Income. Other income was $18.6 million in the second quarter of fiscal 2027 compared with $3.6 million in the second quarter of fiscal 2026. The increase was primarily due to unrealized gains on equity investments recorded during the second quarter of fiscal 2027.

Location Openings. During the second quarter of fiscal 2027, we opened an offsite auction center and store in Conroe, Texas, and a store in Richland, Washington. Subsequent to the end of the quarter, we opened an additional store in Austin, Texas.

(2)    An omni retail unit sale is defined as a sale where customers complete at least one, but not all, of the four activities listed in note (3) below online. An omni retail unit sale also includes additional steps that can be completed online, including pre-qualifying for financing, setting appointments and signing up for notifications of cars coming soon.
(3)    An online retail sale is defined as a sale where the customer completes all four of these major transactional activities online: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating an online sales order.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2026	2025	Change	2026	2025	Change
Used vehicle sales	$6,310.9	$5,270.7	19.7%	$12,702.3	$11,374.2	11.7%
Wholesale vehicle sales	1,358.5	1,149.6	18.2%	2,786.2	2,402.3	16.0%
Other sales and revenues:
Extended protection plan revenues	141.6	115.1	23.0%	275.1	246.8	11.5%
Third-party finance fees, net	(1.8)	(0.8)	(139.0)%	(6.3)	(1.5)	(330.6)%
Advertising & subscription revenues (1)	36.3	37.9	(4.3)%	72.9	74.4	(2.0)%
Other	32.3	22.2	46.0%	61.3	45.1	36.0%
Total other sales and revenues	208.4	174.4	19.5%	403.0	364.8	10.5%
Total net sales and operating revenues	$7,877.9	$6,594.7	19.5%	$15,891.4	$14,141.2	12.4%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2026	2025	Change	2026	2025	Change
Used vehicles	227,391	199,729	13.8%	457,684	429,939	6.5%
Wholesale vehicles	160,344	138,302	15.9%	322,408	287,819	12.0%
Total vehicles	387,735	338,031	14.7%	780,092	717,758	8.7%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2026	2025	Change	2026	2025	Change
Used vehicles	$27,623	$25,993	6.3%	$27,455	$26,061	5.3%
Wholesale vehicles	$8,036	$7,891	1.8%	$8,201	$7,926	3.5%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2026	2025	2026	2025
Used vehicle units	13.8%	(5.4)%	6.5%	1.8%
Used vehicle revenues	19.7%	(7.2)%	11.7%	0.2%

Wholesale vehicle units	15.9%	(2.2)%	12.0%	(0.5)%
Wholesale vehicle revenues	18.2%	(0.4)%	16.0%	(0.4)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2026	2025	2026	2025
Used vehicle units	13.0%	(6.3)%	5.6%	0.9%
Used vehicle revenues	18.9%	(7.1)%	10.8%	(0.2)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2026	2025	2026	2025
CAF (2)	43.3%	45.2%	44.5%	44.8%
Tier 2 (3)	15.9%	16.5%	15.8%	17.1%
Tier 3 (4)	7.6%	7.3%	8.3%	7.7%
Other (5)	33.2%	31.0%	31.4%	30.4%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF’s Tier 2 and Tier 3 loan originations, which represent less than 5% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2026	% (1)	2025	% (1)	2026	% (1)	2025	% (1)
Net sales and operating revenues	$7,877.9	100.0	$6,594.7	100.0	$15,891.4	100.0	$14,141.2	100.0
Gross profit	$799.5	10.1	$717.7	10.9	$1,653.9	10.4	$1,611.3	11.4
CarMax Auto Finance income	$135.6	1.7	$102.6	1.6	$275.8	1.7	$244.3	1.7
Selling, general, and administrative expenses	$628.6	8.0	$601.1	9.1	$1,263.8	8.0	$1,260.7	8.9
Interest expense	$31.8	0.4	$28.5	0.4	$65.6	0.4	$55.5	0.4
Earnings before income taxes	$223.1	2.8	$127.1	1.9	$481.6	3.0	$410.2	2.9
Net earnings	$165.3	2.1	$95.4	1.4	$350.9	2.2	$305.8	2.2

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2026	2025	Change	2026	2025	Change
Used vehicle gross profit	$478.6	$442.6	8.1%	$980.0	$996.8	(1.7)%
Wholesale vehicle gross profit	137.6	137.3	0.2%	307.1	293.9	4.5%
Other gross profit	183.3	137.8	33.1%	366.8	320.6	14.4%
Total	$799.5	$717.7	11.4%	$1,653.9	$1,611.3	2.6%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended August 31				Six Months Ended August 31
	2026		2025		2026		2025
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,105	7.6	$2,216	8.4	$2,141	7.7	$2,318	8.8
Wholesale vehicle gross profit per unit	$858	10.1	$993	11.9	$953	11.0	$1,021	12.2
Other gross profit per unit	$806	87.9	$690	79.0	$801	91.0	$746	87.9

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per unit data)	2026	2025	Change	2026	2025	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$334.3	$323.4	3.4%	$663.9	$672.4	(1.3)%
Share-based compensation expense	29.1	22.4	29.5%	68.8	68.0	1.0%
Total compensation and benefits (2)	$363.4	$345.8	5.1%	$732.7	$740.4	(1.0)%
Occupancy costs	72.7	74.1	(1.8)%	139.6	143.0	(2.4)%
Advertising expense	66.9	63.7	5.0%	142.9	131.7	8.5%
Other overhead costs (3)	125.6	117.5	6.9%	248.6	245.6	1.2%
Total SG&A expenses	$628.6	$601.1	4.6%	$1,263.8	$1,260.7	0.2%
SG&A per total unit	$1,621	$1,778	(8.8)%	$1,620	$1,756	(7.7)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended August 31		Six Months Ended August 31
(In millions)	2026	2025	2026	2025
Interest margin:
Interest and fee income	$456.2	$489.8	$917.1	$975.2
Interest expense	(182.3)	(199.2)	(366.5)	(396.7)
Total interest margin	273.9	290.6	550.6	578.5
Provision for loan losses	(113.4)	(142.2)	(209.0)	(243.9)
Total interest margin after provision for loan losses	160.5	148.4	341.6	334.6
Servicing income	6.1	—	10.3	—
Total direct expenses	(47.6)	(45.8)	(92.7)	(90.3)
Gain on sale of auto loans	16.6	—	16.6	—
CarMax Auto Finance income	$135.6	$102.6	$275.8	$244.3

Average auto loans outstanding (1)	$16,490.9	$17,734.5	$16,512.3	$17,727.2
Total interest margin as a percent of average auto loans outstanding	6.6%	6.6%	6.7%	6.5%

Net auto loans originated	$2,265.5	$2,039.6	$4,710.7	$4,358.0
Net penetration rate	40.9%	42.6%	42.1%	42.1%
Weighted average contract rate	11.8%	11.2%	11.6%	11.3%

Ending allowance for loan losses	$497.3	$507.3	$497.3	$507.3

(1)Includes auto loans held for investment and auto loans held for sale.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2026	2025	Change	2026	2025	Change
Net earnings	$165.3	$95.4	73.3%	$350.9	$305.8	14.8%
Diluted weighted average shares outstanding	142.5	149.6	(4.8)%	142.3	151.1	(5.8)%
Net earnings per diluted share	$1.16	$0.64	81.3%	$2.47	$2.02	22.3%
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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 8:00 a.m. ET today, September 29, 2026. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com. An investor presentation is also available on the website.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 16, 2026, or via telephone (for approximately one week) by dialing 1-800-839-1222 (or 1-402-220-0459 for international access) and entering the conference ID 3171396.

Third Quarter Fiscal 2027 Earnings Release Date

We currently plan to release results for the quarter ending November 30th, on December 17, 2026, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 8:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early December 2026.

About CarMax

CarMax, the nation’s largest retailer of used autos, has earned customers’ trust for more than 30 years by leading with integrity, transparency and honesty. CarMax continues to redefine car buying and selling for millions of customers, delivering the easy and confident experience they love. CarMax has more than 255 store locations, approximately 28,000 associates, and is proud to have been recognized for 22 consecutive years as one of the Fortune 100 Best Companies to Work For®. During the fiscal year that ended February 28, 2026, CarMax sold approximately 780,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated $8 billion in auto loans during fiscal 2026, adding to its $16 billion portfolio. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2026 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding our recent leadership transition, strategy for growth, operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “commit,” “could,” “enable,” “encourage,” “estimate,” “expect,” “focus on,” “intend,” “may,” “on track,” “outlook,” “plan,” “position,” “predict,” “should,” “target,” “will” and other variations of these words or similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including economic downturns, inflationary pressures, fluctuating interest rates, tariffs, the effect of trade policies or related uncertainties, and the potential impact of international events (including the conflict in the Middle East).
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•The failure or inability to realize the expected benefits and objectives associated with our strategy for growth.
•Our inability to realize the benefits associated with our sales platform or initiatives designed to leverage evolving technologies, including AI.
•Our ability to repurchase shares of common stock at planned levels.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams, the failure to effectively execute key executive succession plans, disruptions associated with leadership transitions, or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.
•The impact of shareholder activism.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2026, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2026	%(1)	2025	%(1)	2026	%(1)	2025	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$6,310,930	80.1	$5,270,712	79.9	$12,702,262	79.9	$11,374,152	80.4
Wholesale vehicle sales	1,358,540	17.2	1,149,568	17.4	2,786,175	17.5	2,402,306	17.0
Other sales and revenues	208,440	2.6	174,404	2.6	402,992	2.5	364,767	2.6
NET SALES AND OPERATING REVENUES	7,877,910	100.0	6,594,684	100.0	15,891,429	100.0	14,141,225	100.0
COST OF SALES:
Used vehicle cost of sales	5,832,331	74.0	4,828,095	73.2	11,722,310	73.8	10,377,352	73.4
Wholesale vehicle cost of sales	1,220,923	15.5	1,012,248	15.3	2,479,067	15.6	2,108,415	14.9
Other cost of sales	25,192	0.3	36,675	0.6	36,174	0.2	44,169	0.3
TOTAL COST OF SALES	7,078,446	89.9	5,877,018	89.1	14,237,551	89.6	12,529,936	88.6
GROSS PROFIT	799,464	10.1	717,666	10.9	1,653,878	10.4	1,611,289	11.4
CARMAX AUTO FINANCE INCOME	135,560	1.7	102,638	1.6	275,801	1.7	244,288	1.7
Selling, general, and administrative expenses	628,576	8.0	601,093	9.1	1,263,751	8.0	1,260,736	8.9
Depreciation and amortization	70,105	0.9	67,285	1.0	139,318	0.9	133,024	0.9
Interest expense	31,831	0.4	28,453	0.4	65,642	0.4	55,523	0.4
Other income	(18,554)	(0.2)	(3,624)	(0.1)	(20,655)	(0.1)	(3,933)	—
Earnings before income taxes	223,066	2.8	127,097	1.9	481,623	3.0	410,227	2.9
Income tax provision	57,779	0.7	31,719	0.5	130,709	0.8	104,468	0.7
NET EARNINGS	$165,287	2.1	$95,378	1.4	$350,914	2.2	$305,759	2.2
WEIGHTED AVERAGE COMMON SHARES:
Basic	141,927		149,291		141,887		150,714
Diluted	142,450		149,637		142,299		151,122
NET EARNINGS PER SHARE:
Basic	$1.16		$0.64		$2.47		$2.03
Diluted	$1.16		$0.64		$2.47		$2.02

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 28	August 31
(In thousands except share data)	2026	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$170,525	$122,826	$540,374
Restricted cash from collections on auto loans held for investment	604,917	592,033	618,792
Accounts receivable, net	224,627	204,453	173,556
Auto loans held for sale	106,541	100,491	921,928
Inventory	3,854,781	4,137,005	3,149,570
Other current assets	146,897	153,594	137,798
TOTAL CURRENT ASSETS	5,108,288	5,310,402	5,542,018
Auto loans held for investment, net	15,812,110	15,952,291	16,386,236
Property and equipment, net	4,078,519	4,070,293	3,969,003
Deferred income taxes	81,868	78,479	105,729
Operating lease assets	440,965	459,514	476,367
Goodwill	—	—	141,258
Other assets	546,606	496,924	459,033
TOTAL ASSETS	$26,068,356	$26,367,903	$27,079,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$989,458	$1,117,976	$913,350
Accrued expenses and other current liabilities	525,658	475,495	477,994
Accrued income taxes	32,138	2,019	4,871
Current portion of operating lease liabilities	56,969	57,341	57,948
Current portion of long-term debt	17,693	217,323	216,855
Current portion of non-recourse notes payable	571,690	544,651	581,018
TOTAL CURRENT LIABILITIES	2,193,606	2,414,805	2,252,036
Long-term debt, excluding current portion	1,663,339	2,006,217	1,369,764
Non-recourse notes payable, excluding current portion	15,122,548	15,254,330	16,447,623
Operating lease liabilities, excluding current portion	439,000	464,696	463,844
Other liabilities	345,330	338,999	345,855
TOTAL LIABILITIES	19,763,823	20,479,047	20,879,122

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 141,934,489 and 141,799,070 shares issued and outstanding as of August 31, 2026 and February 28, 2026, respectively	70,967	70,900	73,837
Capital in excess of par value	1,846,476	1,810,223	1,873,377
Accumulated other comprehensive loss	(5,683)	(34,126)	(21,306)
Retained earnings	4,392,773	4,041,859	4,274,614
TOTAL SHAREHOLDERS’ EQUITY	6,304,533	5,888,856	6,200,522
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,068,356	$26,367,903	$27,079,644

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2026	2025
OPERATING ACTIVITIES:
Net earnings	$350,914	$305,759
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	188,098	163,715
Share-based compensation expense	74,304	71,255
Provision for loan losses	208,975	243,904
Provision for cancellation reserves	53,315	41,897
Deferred income tax (benefit) provision	(12,620)	42,424
Proceeds from sale of auto loans	579,907	—
Other	(39,899)	1,393
Net (increase) decrease in:
Accounts receivable, net	(19,484)	15,177
Auto loans held for sale	(106,541)	(921,928)
Inventory	282,224	785,052
Other current assets	28,762	6,331
Auto loans held for investment, net	(564,434)	612,649
Other assets	(17,318)	(13,889)
Net decrease in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(51,562)	(230,470)
Other liabilities	(54,118)	(38,232)
NET CASH PROVIDED BY OPERATING ACTIVITIES	900,523	1,085,037
INVESTING ACTIVITIES:
Capital expenditures	(180,442)	(268,204)
Proceeds from disposal of property and equipment	253	348
Purchases of investments	(3,373)	(5,765)
Sales and returns of investments	2,780	1,155
Principal payments received on beneficial interests	10,524	—
NET CASH USED IN INVESTING ACTIVITIES	(170,258)	(272,466)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	3,073,100	87,000
Payments on long-term debt	(3,621,987)	(94,955)
Cash paid for debt issuance costs	(11,162)	(13,279)
Payments on finance lease obligations	(8,442)	(7,105)
Issuances of non-recourse notes payable	6,742,859	6,848,169
Payments on non-recourse notes payable	(6,849,158)	(6,911,012)
Repurchase and retirement of common stock	(2,621)	(384,873)
Equity issuances	83	8,349
NET CASH USED IN FINANCING ACTIVITIES	(677,328)	(467,706)
Increase in cash, cash equivalents, and restricted cash	52,937	344,865
Cash, cash equivalents, and restricted cash at beginning of year	862,850	960,310
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$915,787	$1,305,175

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